Exhibit 99.2

CONFIDENTIAL DRAFT ONLY — NOT FOR IMMEDIATE RELEASE

Amy B. Lane Joins GNC Holdings, Inc. Board of Directors

Brings extensive experience in retailing, both as a director for public companies and as an investment banker specializing in the retail sector

Pittsburgh, June 20, 2011 — GNC Holdings, Inc. (NYSE: “GNC”), a leading global specialty retailer of nutritional products, today announced that Amy B. Lane has joined its Board of Directors, replacing Beth Kaplan, who has resigned.  Ms. Lane brings extensive experience in the retail sector, both as director for companies such as TJX Companies and Borders Group Inc., as well as through a 25-year career as a Wall Street investment banker.

Ms. Lane will replace Norman Axelrod on the Audit Committee.  Mr. Axelrod will remain on the Board.

“We believe Amy will bring great value to the GNC Board,” said Joe Fortunato, CEO of GNC Holdings, Inc.  “She understands the challenges and opportunities of specialty retailing; at the same time, her experience as an investment banker in financing companies and helping senior management implement their growth strategies will be an important resource as we move forward.”

Ms. Lane was a Founder and Group Leader of the Global Investment Banking Group of Merrill Lynch & Co., Inc.  In that role, she worked on many M&A, equity and debt transactions for a wide range of major retailers.  Previously, she had been a Managing Director in the M&A group at Salomon Brothers, Inc., specializing in the retail industry.  She began her career as a Corporate Finance Generalist at Morgan Stanley & Co.

She currently sits on the board of TJX Companies (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, and is a former director of Borders Group Inc. In addition, she is a former Trustee of MFS Funds (Massachusetts Financial Services), the 8th largest mutual fund complex in the U.S.

Her recent non-profit work includes Women’s Sports Foundation;  Alvin Ailey;  Youth At Risk; Mentor Big Brother Big Sister; and Mentor Leadership for a Diverse America.

About GNC Holdings, Inc.

GNC Holdings, Inc., headquartered in Pittsburgh, Pa., is a leading global specialty retailer of health and wellness products, including vitamins, minerals, and herbal supplement products,

sports nutrition products and diet products, and trades on the New York Stock Exchange under the symbol “GNC”.

As of March 31, 2011, GNC has more than 7,300 locations, of which more than 5,600 retail locations are in the United States (including 895 franchise and 2,029 Rite Aid franchise store-within-a-store locations) and franchise operations in 48 countries (including distribution centers where retail sales are made).  The Company — which is dedicated to helping consumers Live Well — is a diversified, multi-channel business model that derives revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce, and corporate partnerships.  Our broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under GNC proprietary brands, including Mega Men, Ultra Mega, GNC Wellbeing, Pro Performance, and Longevity Factors, and under nationally recognized third party brands.